CHRISTIANA COMPANIES, INC.

                            EXHIBIT 21 - SUBSIDIARIES

   This exhibit sets forth all of Registrant's corporate subsidiaries at June 30, 1996 and the state of incorporation of each. All subsidiaries doing business do so under their own corporate name, and all are included in the Consolidated Financial Statement. All subsidiaries are directly or indirectly 100% owned by Registrant.


                                                     Jurisdiction of
                         Name                          Incorporation

          Christiana Community Builders                 California
          CST Financial, Inc.                            Delaware
          Martinique Holdings, Inc.                     California
          Tierrasanta, Inc.                              Delaware
          The TLC Group, Inc.                            Michigan
          Wiscold, Inc.                                  Wisconsin